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Exhibit A-1


Aggregate Amount of ScottishPower/PacifiCorp Securities
Issued Since March 31, 2001 and Outstanding As of the
End of the Reporting Period

Type of Security                   GBP                        USD


Ordinary Shares, including
   options and warrants

Preferred stock                    None                       None

Bank debt                          $147,000,000               None

Commercial paper                   None                       $195,910,000

Bond issues - straight             None                       None

Bond issues - convertible          None                       None

Guarantees                         None                       None

Total                             $147,000,000               $195,910,000